FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207567-05

CFCRE 2017-C8 - NEW ISSUE CMBS

$554,406,320 NEW ISSUE CMBS **PUBLIC OFFERING**

JOINT BOOKRUNNERS & CO-LEAD MANAGERS: CANTOR FITZGERALD & CO. and UBS SECURITIES LLC

CO-MANAGERS: CASTLEOAK SECURITIES, L.P. and CITIGROUP

RATING AGENCIES: FITCH, KROLL & MOODY'S

**PUBLIC OFFERED CERTIFICATES**
CLASS	RATING (F/K/M)	SIZE ($MM)	C/E	WAL	LTV	DY
A-1	AAAsf/AAA(sf)/Aaa(sf)	23.082	30.000%	2.70	41.9%	15.7%
A-2	AAAsf/AAA(sf)/Aaa(sf)	44.540	30.000%	4.82	41.9%	15.7%
A-SB	AAAsf/AAA(sf)/Aaa(sf)	34.425	30.000%	7.06	41.9%	15.7%
A-3	AAAsf/AAA(sf)/Aaa(sf)	147.250	30.000%	9.60	41.9%	15.7%
A-4	AAAsf/AAA(sf)/Aaa(sf)	179.402	30.000%	9.83	41.9%	15.7%
A-M	AAAsf/AAA(sf)/Aa2(sf)	30.621	25.000%	9.94	44.9%	14.7%
B	AA-sf/AA(sf)/NR	36.745	19.000%	9.94	48.5%	13.6%
C	A-sf/A(sf)/NR	30.621	14.000%	9.94	51.5%	12.8%

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE:	$644,660,735
NUMBER OF LOANS:	43
NUMBER OF PROPERTIES:	67
WA CUT-OFF LTV:	59.9%
WA BALLOON LTV:	53.2%
WA U/W NCF DSCR:	1.65x
WA U/W NOI DEBT YIELD:	11.0%
WA MORTGAGE RATE:	5.0245%
TOP TEN LOANS %:	53.2%
WA REM TERM TO MATURITY (MOS):	113
WA REM AMORTIZATION TERM (MOS):	347
WA SEASONING (MOS):	3

LOAN SELLERS:	CCRE (47.3%), RIALTO (37.9%), UBS (14.8%)

PROPERTY TYPES:	OFFICE (28.4%), RETAIL (25.9%), HOSPITALITY (15.0%), MIXED USE (14.5%), INDUSTRIAL (6.5%), MULTIFAMILY (4.6%), OTHER (2.5%), SELF STORAGE (2.5%)

TOP 5 STATES:	CA (14.2%), OH (13.3%), TX (11.9%), NY (11.1%), IN (6.8%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:	RIALTO CAPITAL ADVISORS LLC
OPERATING ADVISOR:	PARK BRIDGE LENDER SERVICES LLC
DIRECTING HOLDER:	RREF III-D CF 2017-C8, LLC OR ANOTHER AFFILIATE OF RIALTO CAPITAL ADVISORS, LLC
TRUSTEE:	WILMINGTON TRUST, NATIONAL ASSOCATION

ANTICIPATED TIMING
TERM SHEET & ANNEX A-1:	ATTACHED
RED:	ATTACHED
THIRD PARTY SYSTEMS:	TODAY (5/8)
PRE-RECOREDED INVESTOR CALL:	TOMORROW (5/9)
PRE-SALE REPORTS:	THIS WEEK
ANTICIPATED PRICING:	WEEK OF MAY 15TH
ANTICIPATED SETTLEMENT:	JUNE 8, 2017

ROADSHOW
DES MOINES BREAKFAST:	WED (5/10) @ 7:30 AM CT, MARRIOTT DOWNTOWN
MINNEAPOLIS LUNCH:	WED (5/10) @ 12:30 PM CT, GRAND HOTEL
BOSTON BREAKFAST:	THUR (5/11) @ 8:30 AM EST, LANGHAM HOTEL
HARTFORD LUNCH:	THUR (5/11) @ 12:30 PM EST, MAX DOWNTOWN
MEETINGS CALLS:	AVAILABLE UPON REQUEST (CONTACT SALES COVERAGE)

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission (File No. 333-207567) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Cantor Fitzgerald & Co., any other underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling 1-212-915-1700 or by email to the following address: legal@ccre.com.

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Prepared by Sales/Trading staff of Cantor Fitzgerald & Co. ("Cantor") and is for information purposes only. Prices provided on customer inventories for which no specific transaction is being negotiated are indicative and not executable. Not an offer, solicitation or confirmation of terms. Information provided is believed reliable, but Cantor does not warrant its accuracy. Cantor may have positions in financial instruments mentioned, may have acquired such positions at prices no longer available, and may have interests different or adverse to your interests. No liability is accepted by Cantor for any loss that may arise from any use of the information contained herein or derived here from.